Exhibit 99.1

Owl Rock Capital Corp. Reports First Quarter Net Investment Income Per Share of $0.26 and
NAV Per Share of $14.82

NEW YORK — May 5, 2021 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today reported net investment income of $102.7 million, or $0.26 per share, and net income of $157.8 million, or $0.40 per share, for the first quarter ended March 31, 2021. Reported net asset value per share was $14.82 at March 31, 2021 as compared to $14.74 at December 31, 2020. The fee waiver put in place in conjunction with the Company’s IPO expired on October 18, 2020 and as a result, the first quarter results reflect the impact of the full fee structure for the full quarter.

Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation commented, “We are very pleased with how well our portfolio continues to perform and the compelling investments we were able to make this quarter. With our proven investment team, strong balance sheet and significant liquidity, we believe ORCC is well positioned to take advantage of the improving economic conditions and an attractive investment environment.”

The Company’s Board of Directors has declared a second quarter 2021 dividend of $0.31 per share for stockholders of record as of June 30, 2021, payable on or before August 13, 2021.

PORTFOLIO AND INVESTING ACTIVITY

For the three months ended March 31, 2021, new investment commitments totaled $863.5 million across 8 new portfolio companies and 11 existing portfolio companies. This compares to $1,527.4 million for the three months ended December 31, 2020 across 12 new portfolio companies and 14 existing portfolio companies.

For the three months ended March 31, 2021, the principal amount of new investments funded was $684.4 million. For this period, the Company had $512.2 million aggregate principal amount in exits and repayments.

For the three months ended December 31, 2020, the principal amount of new investments funded was $1,274.9 million. For this period, the Company had $520.3 million aggregate principal amount in exits and repayments.

As of March 31, 2021 and December 31, 2020, the Company had investments in 120 and 119 portfolio companies with an aggregate fair value of $11.2 billion and $10.8 billion, respectively. As of March 31, 2021, the average investment size in each portfolio company was $93.7 million based on fair value.

As of March 31, 2021, based on fair value, our portfolio consisted of 77.8% first lien senior secured debt investments, 16.0% second lien senior secured debt investments, 1.7% unsecured notes, 1.0% investment funds and vehicles, and 3.5% equity investments.

As of December 31, 2020, based on fair value, our portfolio consisted of 77.5% first lien senior secured debt investments, 18.5% second lien senior secured debt investments, 0.5% unsecured notes, 1.0% investment funds and vehicles, and 2.5% equity investments.

As of March 31, 2021 and December 31, 2020, approximately 93.8% and 96.0% of the portfolio was invested in secured debt, respectively. As of March 31, 2021, 99.9% of our debt investments based on fair value in our portfolio were at floating rates.

As of March 31, 2021 and December 31, 2020, the weighted average total yield of accruing debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) remained at 8.3% and the weighted average total yield of accruing debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) remained at 8.2%.

As of March 31, 2021, 1 investment with an aggregate fair value of $25.2 million was on non-accrual status, representing 0.2% of the total fair value of the debt portfolio.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2021

Investment Income

Investment income increased to $221.6 million for the three months ended March 31, 2021 from $204.7 million for the three months ended March 31, 2020. In addition to the growth in the portfolio, the incremental increase in investment income was primarily due to an increase in dividend income that was not earned as of March 31, 2020.

Expenses

Total expenses, after the effect of management and incentive fee waivers, increased to $117.8 million for the three months ended March 31, 2021 from $56.4 million for the three months ended March 31, 2020, which was primarily due to expiration of the management and incentive fee waiver in October 2020 and an increase in interest expense. The increase in interest expense was primarily driven by an increase in average daily borrowings, partially offset by a decrease in the average interest rate period over period.

Liquidity and Capital Resources

As of March 31, 2021, we had $255.3 billion in cash and restricted cash, $5.6 billion in total principal value of debt outstanding, and $1.4 billion of undrawn capacity on our credit facilities. The Company’s weighted average interest rate on debt outstanding remained at 3.2% for the three months ended March 31, 2021 and December 31, 2020. Ending debt to equity was 0.92x and 0.87x during the three months ended March 31, 2021 and December 31, 2020, respectively.

COVID-19 Developments

We continue to assess the impact of COVID-19 on our portfolio companies. For additional information about the COVID-19 pandemic and its potential impact on our results of operations and financial condition, please refer to the "COVID-19 Developments" section and additional disclosure in our Form 10-Q for the quarter ended March 31, 2021.

Conference Call and Webcast Information

Conference Call Information:

The conference call will be broadcast live on May 6, 2021 at 10:00 a.m. Eastern Time on the Investor Resources section of ORCC’s website at www.OwlRockCapitalCorporation.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (866) 211-4123
•	International: (647) 689-6612
•	Conference ID: 8473755

All callers will need to enter the Conference ID followed by the # sign and reference “Owl Rock Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available for 14 days via a webcast link located on the Investor Resources section of ORCC’s website, and via the dial-in numbers listed below:

•	Domestic: (800) 585-8367
•	International: (416) 621-4642
•	Conference ID: 8473755

Financial Highlights

	For the three months ended
($ in thousands except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Investments at Fair Value	$11,240,472	$10,842,072	$8,938,345
Total Assets	$11,588,242	$11,304,357	$9,418,293
Net Asset Value Per Share	$14.82	$14.74	$14.09

Investment Income	$221,573	$221,254	$204,732
Net Investment Income	$102,655	$114,601	$146,256
Net Income	$157,845	$180,664	$(312,590)

Net Investment Income Per Share	$0.26	$0.29	$0.37
Net Realized and Unrealized Gains (and Losses) Per Share	$0.13	$0.17	$(1.17)
Net Income Per Share	$0.40	$0.46	$(0.79)
Distributions Declared from Net Investment Income Per Share	$0.31	$0.39	$0.39

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	8.3%	8.3%	8.4%
Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	8.2%	8.2%	8.0%
Percentage of Debt Investment Commitments at Floating Rates	99.9%	99.9%	100.0%

consolidated statements of ASSETS and LIABILITIES

($ in thousands except per share data)	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $10,892,469 and $10,653,613, respectively)	$10,862,051	$10,569,691
Controlled, affiliated investments (amortized cost of $380,280 and $275,105, respectively)	378,421	272,381
Total investments at fair value (amortized cost of $11,272,749 and $10,928,718, respectively)	11,240,472	10,842,072
Cash (restricted cash of $7,699 and $8,841, respectively)	244,159	347,917
Foreign cash (cost of $11,037 and $9,641, respectively)	11,106	9,994
Interest receivable	55,854	57,108
Receivable for investments sold	4,355	6,316
Receivable from a controlled affiliate	2,367	2,347
Prepaid expenses and other assets	29,929	38,603
Total Assets	$11,588,242	$11,304,357
Liabilities
Debt (net of unamortized debt issuance costs of $88,161 and $91,085, respectively)	$5,545,891	$5,292,722
Distribution payable	121,335	152,087
Management fee payable	42,107	35,936
Incentive fee payable	21,776	19,070
Payables to affiliates	2,587	6,527
Accrued expenses and other liabilities	52,458	51,581
Total Liabilities	5,786,154	5,557,923
Commitments and contingencies
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 391,401,787 and 389,966,688 shares issued and outstanding, respectively	3,914	3,900
Additional paid-in-capital	5,960,109	5,940,979
Total distributable earnings (losses)	(161,935)	(198,445)
Total Net Assets	5,802,088	5,746,434
Total Liabilities and Net Assets	$11,588,242	$11,304,357
Net Asset Value Per Share	$14.82	$14.74

consolidated statements of operations

	For the Three Months Ended March 31,
($ in thousands except per share data)	2021	2020
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	211,032	$198,393
Dividend Income	3,559	—
Other income	3,154	4,151
Total investment income from non-controlled, non-affiliated investments	217,745	202,544
Investment income from controlled, affiliated investments:
Interest income	1,303	—
Dividend income	2,368	2,188
Other Income	157	—
Total investment income from controlled, affiliated investments	3,828	2,188
Total Investment Income	221,573	204,732
Expenses
Interest expense	48,076	33,957
Management fee	42,110	33,790
Performance based incentive fees	21,775	25,595
Professional fees	3,768	3,152
Directors' fees	244	233
Other general and administrative	1,818	2,164
Total Operating Expenses	117,791	98,891
Management and incentive fees waived	—	(42,490)
Net Operating Expenses	117,791	56,401
Net Investment Income (Loss) Before Taxes	103,782	148,331
Income taxes, including excise tax expense (benefit)	1,127	2,075
Net Investment Income (Loss) After Taxes	$102,655	$146,256
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$57,079	$(444,135)
Income tax (provision) benefit	(2,633)	—
Controlled affiliated investments	865	(14,899)
Translation of assets and liabilities in foreign currencies	(2,432)	(81)
Total Net Change in Unrealized Gain (Loss)	52,879	(459,115)
Net realized gain (loss):
Non-controlled, non-affiliated investments	1,154	348
Foreign currency transactions	1,157	(79)
Total Net Realized Gain (Loss)	2,311	269
Total Net Realized and Change in Unrealized Gain (Loss)	55,190	(458,846)
Net Increase (Decrease) in Net Assets Resulting from Operations	$157,845	$(312,590)
Earnings Per Share - Basic and Diluted	$0.40	$(0.79)
Weighted Average Shares Outstanding - Basic and Diluted	391,114,767	393,441,711

portfolio and investment activity

	For the Three Months Ended March 31,
($ in thousands)	2021	2020
New investment commitments
Gross originations	$919,685	731,012
Less: Sell downs	(56,145)	-
Total new investment commitments	$863,540	$731,012
Principal amount of investments funded:
First-lien senior secured debt investments	$529,122	$425,426
Second-lien senior secured debt investments	12,400	106,313
Unsecured debt investments	132,288	—
Equity investments	8,567	65,132
Investment funds and vehicles	2,000	18,950
Total principal amount of investments funded	$684,377	$615,821
Principal amount of investments sold or repaid:
First-lien senior secured debt investments	$(287,315)	$(383,063)
Second-lien senior secured debt investments	(224,851)	(34,800)
Unsecured debt investments	—	—
Equity investments	—	—
Investment funds and vehicles	—	—
Total principal amount of investments sold or repaid	$(512,166)	$(417,863)
Number of new investment commitments in new portfolio companies(1)	8	7
Average new investment commitment amount	$78,952	$75,334
Weighted average term for new debt investment commitments (in years)	5.8	6.0
Percentage of new debt investment commitments at floating rates	100.0%	100.0%
Percentage of new debt investment commitments at fixed rates	0.0%	0.0%
Weighted average interest rate of new debt investment commitments(2)	7.3%	7.5%
Weighted average spread over LIBOR of new floating rate debt investment commitments	6.4%	6.1%

________________

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.19% and 1.45% as of March 31, 2021 and 2020, respectively.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of March 31, 2021, ORCC had investments in 120 portfolio companies with an aggregate fair value of $11.2 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $27.8 billion of assets under management as of March 31, 2021.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-651-4705

orccir@owlrock.com

Media Contact:

Prosek Partners

David Wells / Josh Clarkson

pro-owlrock@prosek.com